EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Tofutti Brands Inc. on Form S-8 (No. 333-198197) of our report dated April 1, 2016, on our audits of the financial statements as of January 2, 2016 and December 27, 2014 and for each of the fiscal years then ended, which report was included in the Annual Report on Form 10-K, filed on April 1, 2016.

/s/ EisnerAmper LLP
Iselin, New Jersey
April 1, 2016